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                                                                   Exhibit No. 9

Kirkpatrick & Lockhart LLP                         1800 Massachusetts Avenue, NW
                                                   Second Floor
                                                   Washington, D.C. 20036-1800
                                                   202-778-9000
                                                   www.kl.com


August 28, 2001


Liquid Institutional Reserves
51 West 52nd Street
New York, New York 10019-6114

Ladies and Gentlemen:

         You have requested our opinion, as counsel to Liquid Institutional Reserves ("Trust"), as to certain matters regarding the issuance of certain Shares of the Trust. As used in this letter, the term "Shares" means the shares of beneficial interest of the series of the Trust listed below that may be issued during the time that Post-Effective Amendment No. 17 to the Trust's Registration Statement on Form N-1A ("PEA") is effective and has not been superseded by another post-effective amendment. These shares of beneficial interest and series of the Trust are the Institutional shares and Financial Intermediary shares of Brinson LIR Money Market Fund and Brinson LIR Treasury Securities Fund and the Institutional shares and Select shares of Brinson LIR Government Securities Fund.

         As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Trust's Declaration of Trust and by-laws and such resolutions and minutes of meetings of the Trust's Board of Trustees as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the Commonwealth of Massachusetts that in our experience are normally applicable to the issuance of shares by investment companies organized as business trusts in that State and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission ("SEC") thereunder.

         Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Trust and that, when sold in accordance with the terms contemplated by the PEA, including receipt by the Trust of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been validly issued, fully paid and non-assessable.





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Liquid Institutional Reserves
August 28, 2001
Page 2



         We note, however, that the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that creditors of, contractors with and claimants against the Trust or any series shall look only to the assets of the Trust for the appropriate series for payment. It also requires that notice of such disclaimer be given in each note, bond, contract, certificate, undertaking or instrument made or issued by the officers or the trustees of the Trust on behalf of the Trust. The Declaration of Trust further provides: (1) for indemnification from the assets of the Trust or the appropriate series for all loss and expense of any shareholder held personally liable for the obligations of the Trust or any series by virtue of ownership of shares of the Trust or such series; and (2) for the Trust or appropriate series to assume the defense of any claim against the shareholder for any act or obligation of the Trust or series. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.

         We hereby consent to this opinion accompanying the PEA when it is filed with the SEC and to the reference to our firm in the statement of additional information that is being filed as part of the PEA.


                                           Very truly yours,

                                           /s/ Kirkpatrick & Lockhart LLP

                                           KIRKPATRICK & LOCKHART LLP